Exhibit (d)(15)

                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------

         Agreement made this 1st day of January, 2002 by and between The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and Philadelphia International Advisors LP, a Pennsylvania limited partnership (the "Adviser").

         1. Duties of Adviser. The Company hereby appoints the Adviser to act as investment adviser to its Institutional International Portfolio (the "Portfolio") for the period and on such terms set forth in this Agreement. The Company employs the Adviser to manage the investment and reinvestment of the assets of the Portfolio, to continuously review, supervise and administer the investment program of the Portfolio, to determine in its discretion the securities to be purchased or sold and the portion of the Portfolio's assets to be held uninvested, to provide the Company with records concerning the Adviser's activities which the Company is required to maintain, and to render regular reports to the Company's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Company and in compliance with the objective, policies and limitations set forth in the Portfolio's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

         2. Portfolio Transactions. The Adviser is authorized to select the brokers that will execute the purchases and sales of securities for the Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Company, the Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Company and other accounts as to which the Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.

         3. Compensation of the Adviser. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Portfolio will pay the Adviser and the Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of .75% of the average daily net assets held in the Portfolio.

         4. Other Services. At the request of the Company, the Adviser in its discretion may make available to the Company office facilities, equipment, and other services. Such office facilities, equipment, and services shall be provided for or rendered by the Adviser and billed to the Company at the Adviser's cost. The Adviser further agrees to assume the cost of printing and mailing prospectuses to persons other than current shareholders of the Company and the cost of any other activities primarily intended to result in the sale of the Company's shares.

         5. Reports. The Company and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. Status of Adviser. The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby.

         7. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("1940 Act")), the Adviser shall not be subject to any liability whatsoever to the Company or to any shareholder of the Company, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Portfolio.

         8. Permissible Interests. Subject to and in accordance with the Articles of Amendment and Restatement of the Company and the organizational documents of the Adviser,

Directors, officers, agents and shareholders of the Company are or may be interested in the Adviser (or any successor thereof) as Directors, officers, agents, partners, shareholders or otherwise; Directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Company as Directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Articles of Amendment and Restatement or organizational documents (as applicable) and the provisions of the 1940 Act.

         9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until October 31, 2002 and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio; provided however, that if the holders of the Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve the Portfolio in such capacity in the manner and to the extent permitted by the Company's Board of Directors and the 1940 Act and Rules thereunder. This Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

                  As used in this Section 9, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

         10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which it maintains for the Company and are required to be maintained by Rule 31a-1 under the 1940 Act. The Adviser may retain copies of all such records. The Adviser shall be permitted to have access to the historical records of the Company and to the records of the Company's prior advisor with respect to the Company. The Adviser shall be permitted to use the historical performance results of the Company, provided that such use is consistent with all applicable laws, rules and regulations.

         11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         12. Amendment of Agreement. This Agreement may be amended by mutual consent, subject to the applicable requirements of the 1940 Act.

         13. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed as of this 1st day of January, 2002.

                              THE GLENMEDE FUND, INC.



                              By: /s/ Mary Ann B. Wirts
                                 ________________________________
                                      Mary Ann B. Wirts
                                      President




                              PHILADELPHIA INTERNATIONAL ADVISORS LP
                              By: Philadelphia International Partners LP,
                                  its General Partner

                              By:  AB Williams Company LLC, its General Partner



                              By: /s/ Andrew B. Williams
                                 ________________________________
                                      Andrew B. Williams
                                      its Managing Member